Citizens National Bank Shareholders Approve Acquisition by Old Point Financial Corporation

HAMPTON, VA, March 15, 2018 – Shareholders of Citizens National Bank ("Citizens National") have approved the merger of Citizens National with and into Old Point Financial Corporation (Nasdaq Global Market: OPOF) ("Old Point"). Under the terms of the merger agreement, Citizens shareholders will receive .1041 shares of Old Point stock and $2.19 in cash for each share of Citizens stock.

"We are pleased to have received both regulatory and shareholder approvals needed to proceed with the acquisition and remain on track to close in early second quarter" said Robert F. Shuford, Sr., President and CEO of Old Point. "This transaction strengthens our market position in Isle of Wight County and the greater Southside market of Hampton Roads. We are excited to bring on new teammates, customers and shareholders."

Based on information as of December 31, 2017, the combined company had total assets of approximately $1.03 billion, deposits of approximately $828 million and capital of approximately $104 million.

About Old Point
Old Point Financial Corporation is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. More information can be found at www.oldpoint.com.

About Citizens National
Citizens National Bank is a nationally charted community bank headquartered in Windsor, Virginia serving the County of Isle of Wight, the Cities of Franklin and Suffolk, and portions of Southampton, Surry and Sussex Counties with one full service branch. More information can be found at www.cnbva.com.